                                                                   EXHIBIT 11.01

                              CSK AUTO CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ In Thousands)


                                                         Historical
                                     -------------------------------------------------


                                                    Fiscal Year Ended
                                     -------------------------------------------------
                                      Feb. 1,  Jan. 31,  Jan. 30,   Feb. 4,    Feb. 3,
                                        1998     1999      2000      2001        2002
                                      -------  --------  --------  --------   ---------
Income (loss) before income taxes     $ 3,801  $43,231   $ 45,548  $  5,193    $(22,941)

Fixed charges
    Interest expense                   40,680   30,730     41,300    62,355      61,608
    Interest portion of rentals        17,992   23,657     30,799    38,700      38,594
                                      -------  -------   --------  --------    --------
Total fixed charges                    58,672   54,387     72,099   101,055     100,202

Earnings before income taxes
    and fixed charges                 $62,473  $97,618   $117,647  $106,248    $ 77,261

Ratio of earnings to fixed
    charges (1)                          1.06     1.79       1.63      1.05          --

                                      =======  =======   ========  ========     =======





(1) The ratio of earnings to fixed charges for fiscal year 2001 has not been computed since earnings were not sufficient to cover fixed charges by $22,941.